Exhibit 10.8
LINCOLN BANCORP
LINCOLN SAVINGS BANK
EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) is made and entered into as of June 9, 2025 (the “Effective Date”), by and between Lincoln Bancorp (the “Company”), Lincoln Savings Bank (the “Bank,” and together with the Company, the “Employer”), and Karen Kothari Barnes (“Executive,” and together with the Employer, the “Parties”).
RECITALS
A.    The Employer desires to employ Executive pursuant to the terms of this Agreement, and Executive desires to be employed pursuant to the terms of this Agreement.
B.    The Parties have made commitments to each other on a variety of important issues concerning Executive’s employment, including the performance that will be expected of Executive, the compensation Executive will be paid, how long and under what circumstances Executive will remain employed and the financial details relating to any decision that either the Employer or Executive may make to terminate this Agreement.
C.    The Parties desire to enter into this Agreement as of the Effective Date
AGREEMENTS
In consideration of the foregoing and the mutual promises and covenants of the Parties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby expressly covenant and agree as follows:
1.    Employment Period. The Employer shall employ Executive, and Executive shall be so employed, during the Employment Period in accordance with the terms of this Agreement. The “Employment Period” shall be the period beginning on the Effective Date and ending on December 31, 2026, unless sooner terminated as provided herein. The Employment Period shall automatically be extended for one (1) additional year beginning on January 1, 2027 and on each January 1 thereafter unless either Party notifies the other Party, by written notice delivered no later than ninety (90) days prior to such January 1, that the Employment Period shall not be extended for an additional year.
2.    Duties. During the Employment Period, Executive shall devote Executive’s full business time, energies, and talents to serving as the Company’s EVP, Chief Risk Officer and General Counsel at the direction of the Chief Executive Officer (CEO) of Lincoln Bankcorp (the Company) and the Bank. Executive shall have such duties and responsibilities as may be assigned to Executive from time to time by the CEO, which duties and responsibilities shall be commensurate with Executive’s position, shall perform all duties assigned to Executive faithfully and efficiently, subject to the direction of the CEO and shall have such authorities and powers as are inherent to the undertakings applicable to Executive’s position and necessary to carry out the responsibilities and duties required of Executive hereunder. Executive shall perform the duties required by this Agreement at the Employer’s Iowa headquarters, or such other location agreed to by the Parties, unless the nature of such duties requires otherwise.

Notwithstanding the foregoing provisions of this Section 1, during the Employment Period, Executive may devote reasonable time to activities other than those required under this Agreement, including activities of a charitable, educational, religious or similar nature (including professional associations) to the extent such activities do not, in the reasonable judgment of the CEO, inhibit, prohibit, interfere with or conflict with Executive’s duties under this Agreement or conflict in any material way with the business of the Employer or an Affiliate; provided, however, that Executive shall not serve on the board of directors of any business (other than the Employer or any Affiliate) or hold any other position with any business without receiving the prior written consent of the CEO.
3.    Compensation and Benefits. Subject to the terms of this Agreement, during the Employment Period, while Executive is employed by the Employer, the Employer shall compensate Executive for Executive’s services as follows:
(a)    Annual Base Salary. Executive shall be compensated with a salary at an annual rate of two-hundred and sixty-five thousandC dollars ($265,000 numeric dollar amount) (the “Annual Base Salary”), which shall be payable in accordance with the normal payroll practices of the Employer then in effect. Executive’s Annual Base Salary shall be reviewed for increases beginning on January 1, 2026, and on each anniversary of such date, but shall not be reduced below its then current level during the Employment Period.
(b)    Annual Incentive Bonus. At the sole discretion of the Company Board, Executive shall be eligible to receive performance-based annual incentive bonuses (each, the “Incentive Bonus”) from the Employer for each fiscal year ending during the Employment Period. The target annual bonus shall be 20% of the Executive’s then current base salary, based on the achievement of annual individual performance objectives and performance objectives of the Employer, established by the Board in good faith consultation with the Executive. Any such Incentive Bonus shall be paid to the Executive as soon as reasonably practicable following the completion of the respective fiscal year audit by the Employer’s auditor; provided that, the Executive must be actively employed on the payment date for such Incentive Bonus. Executive’s Incentive Bonus for 2025, if any, will be pro-rated based on Executive’s services to the Bank for 2025, as determined by the Company Board.
(c)    Other Benefits. During the Employment Period, Executive and Executive’s dependents, as the case may be, shall be eligible to participate, subject to the terms thereof, in all pension and similar benefit plans (including qualified, nonqualified and supplemental plans) and all medical, dental, vision, disability, group and executive life, accidental death and travel accident insurance and other similar welfare benefit plans and programs of the Employer as may be in effect from time to time with respect to senior executives employed by the Employer, on as favorable a basis as other similarly situated senior executives.
4.    Rights upon Termination. Executive’s right to benefits, if any, for periods after the Termination Date shall be determined in accordance with this Section 4:
(a)    Minimum Benefits. If the Termination Date occurs during the Employment Period for any reason, Executive shall be entitled to the Minimum Benefits in addition to any other benefits to which Executive may be entitled under the following provisions of this Section 4 or the express terms of any employee benefit plan or as required by law. Any benefits to be provided to Executive pursuant to this Section 4(a) shall be provided within thirty (30) days after the Termination Date.
(b)    Termination for Cause; Death; Disability; Voluntary Resignation; Non-Renewal. If the Termination Date occurs during the Employment Period and is a result of a Termination for Cause, Executive’s death or Disability, or a termination by Executive other than for Good Reason, or if this Agreement expires due to notice of non-renewal by either Party as provided under Section 1, then, other than the Minimum Benefits, Executive shall have no right to benefits under this Agreement (and the Employer and its Affiliates shall have no obligation to provide any such benefits) for periods after the Termination Date.
(c)    Termination other than a Termination for Cause or a Termination for Good Reason. If Executive’s employment is subject to a Termination, then, in addition to the Minimum Benefits, subject to the Release requirements of Section 5, the Employer shall provide Executive with the following benefits:
(i)    The Employer shall pay Executive a lump sum payment in an amount equal to the Severance Amount on the first Employer payroll date that occurs on or following the sixtieth (60th) day following the Termination Date, but in no event later than 2½ months following the end of the year in which the Termination Date occurs.
(ii)    Executive (and Executive’s dependents, as may be applicable) shall be entitled to the benefits described in Section 4(d).
(d)    Medical, Dental and Vision Benefits.
(i)    If Executive’s employment with the Employer is subject to a Termination, then, to the extent that Executive or any of Executive’s dependents may be covered under the terms of any medical, dental or vision plans maintained for active employees of the Employer or any Affiliate, the Employer shall provide Executive and those dependents with Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) coverage equivalent to the coverage received while Executive was employed with the Employer for as long as Executive is eligible for and elects coverage under the health care continuation rules of COBRA. For a period of twelve (12) months, Executive shall be required to pay the same amount as Executive would pay if Executive continued in employment with the Employer during such period and thereafter Executive shall be responsible for the full cost of such continued coverage. Such coverage shall be provided only to the extent that it does not result in any additional tax or other penalty being imposed on the Employer or any Affiliate. In the event Executive or any of Executive’s dependents is or becomes eligible for coverage under the terms of any other medical, dental or vision plan of a subsequent employer with plan benefits that are comparable to Employer (or any Affiliate) plan benefits, the Employer’s obligations under this Section 4(d) shall cease with respect to the eligible Executive and dependents. Executive and Executive’s dependents must notify the Employer of any subsequent employment and eligibility for such comparable coverage.
(e)    Other Benefits. Executive’s rights following a termination of employment with the Employer and its Affiliates for any reason with respect to any benefits, incentives or awards provided to Executive pursuant to the terms of any plan, program or arrangement sponsored or maintained by the Employer or an Affiliate, whether tax-qualified or not, which are not specifically addressed herein, shall be subject to the terms of such plan, program or arrangement, and this Agreement shall have no effect upon such terms except as specifically provided herein.
(f)    Removal from any Boards and Positions. Upon Executive’s termination of employment for any reason under this Agreement, Executive shall be deemed to resign (i) if a member, from the Company Board, the Board, and the board of directors of any Affiliate and any other board to which Executive has been appointed or nominated by or on behalf of the Company, (ii) from each position with the Company, the Bank, or any Affiliate, including as an officer of the Company, the Bank, or any of their Affiliates and (iii) as a fiduciary of any employee benefit plan of the Company or the Bank.
5.    Release. Notwithstanding any provision of this Agreement to the contrary, no payments or benefits shall be owed to Executive under Sections 4(c), 4(d), or 4(e) unless Executive executes and delivers to the Employer a Release within forty-five (45) days following the Termination Date, and any applicable revocation period has expired prior to the sixtieth (60th) day following the Termination Date.
6.    Excise Tax Limitation. It is the intention of the Parties that no portion of any payment under this Agreement, or payments to or for the benefit of Executive under any other agreement or plan, be deemed to be an excess parachute payment, as such term is defined under Code Section 280G and the regulations promulgated thereunder. The present value of payments to or for the benefit of Executive in the nature of compensation, and to which Code Section 280G applies shall not exceed an amount equal to $1.00 less than the maximum amount that the Employer may pay without loss of deduction under Code Section 280G(a). Any modification, reduction or elimination of payments necessary to accomplish the foregoing shall be done in accordance with applicable provisions of Code Section 409A.
7.    Restrictive Covenants. Executive acknowledges that Executive has been and will continue to be provided intimate knowledge of the business practices, trade secrets, and other confidential and proprietary information of the Employer and its Affiliates (including the Confidential Information), which, if exploited by Executive, would seriously, adversely, and irreparably affect the interests of the Employer and its Affiliates and the ability of each to continue its business and, therefore, Executive hereby agrees to be bound by the restrictions contained in this Section 7 (the “Restrictive Covenants”).
(a)    Confidential Information.
(i)    Executive acknowledges that, during the course of Executive’s employment with the Employer, Executive may produce and have access to confidential and/or proprietary, non-public information concerning the Employer or its Affiliates, including marketing materials, financial and other information concerning customers and prospective customers, customer lists, records, data, trade secrets, proprietary business information, pricing and profitability information and policies, strategic planning, commitments, plans, procedures, litigation, pending litigation and other information not generally available to the public (collectively, “Confidential Information”). Executive shall not directly or indirectly use, disclose, copy or make lists of Confidential Information for the benefit of anyone other than the Employer, either during or after Executive’s employment with the Employer, except to the extent such disclosure is authorized in writing by the Employer, required by law or any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with the performance by Executive of Executive’s duties hereunder. If

Executive receives a subpoena or other court order or is otherwise required by law to provide information to a governmental authority or other person concerning the activities of the Employer or any of its Affiliates, or Executive’s activities in connection with the business of the Employer or any of its Affiliates, Executive shall immediately notify the Employer of such subpoena, court order or other requirement and deliver forthwith to the Employer a copy thereof and any attachments and non-privileged correspondence related thereto. Executive shall take reasonable precautions to protect against the inadvertent disclosure of Confidential Information. Executive shall abide by the Employer’s reasonable policies, as in effect from time to time, respecting avoidance of interests conflicting with those of the Employer and its Affiliates.
(ii)    Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Accordingly, Executive has the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Executive also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Nothing in this Agreement shall be construed to authorize, or limit liability for, an act that is otherwise prohibited by law, such as the unlawful access of material by unauthorized means.
(iii)    Nothing contained in this Section 7(a) shall limit Executive’s ability to file a charge or complaint with any governmental, administrative or judicial agency (each, an “Agency”) pursuant to any applicable whistleblower statute or program (each, a “Whistleblower Program”). Executive acknowledges that this Section 7(a) does not limit (i) Executive’s ability to communicate, in connection with a charge or complaint pursuant to any Whistleblower Program with any Agency or otherwise participate in any investigation or proceeding that may be conducted by such Agency, including providing documents or other information, without notice to the Employer, or (ii) Executive’s right to receive an award for information provided to such Agency pursuant to any Whistleblower Program.
(b)    Documents and Property.
(i)    All records, files, documents and other materials or copies thereof relating to the business of the Employer or its Affiliates that Executive prepares, receives or uses shall be and remain the sole property of the Employer and, other than in connection with the performance by Executive of Executive’s duties hereunder, and shall be promptly returned to the Employer upon Executive’s termination of employment for any reason, together with all copies (including copies or recordings in electronic form), abstracts, notes or reproductions of any kind made from or about the records, files, documents or other materials.
(ii)    Executive acknowledges that Executive’s access to and permission to use the Employer’s and any Affiliate’s computer systems, networks and equipment, and all Employer and Affiliate information contained therein, is restricted to legitimate business purposes on behalf of the Employer. Any other access to or use of such systems, network, equipment and information is without authorization and is prohibited except that Executive may use an Employer-provided computer for reasonable personal use in accordance with the Employer’s technology use policy as in effect from time to time. The restrictions contained in this Section 7(b) extend to any personal computers or other electronic devices of Executive that are used for business purposes relating to the Employer or any Affiliate. Executive shall not transfer any Employer or Affiliate information to any personal computer or other electronic device that is not otherwise used for any business purpose relating to the Employer. Upon the termination of Executive’s employment with the Employer for any reason, Executive’s authorization to access and permission to use the Employer’s and any Affiliate’s computer systems, networks and equipment, and any Employer and Affiliate information contained therein, shall cease.
(c)    Non-Solicitation. The Parties have agreed that the primary service area of the Employer’s operations, including lending and deposit taking functions, in which Executive will actively participate extends to an area that encompasses a fifty (50)-mile radius from each Bank branch and the Company’s headquarters (the “Restrictive Area”). Therefore, as an essential ingredient of and in consideration of this Agreement and Executive’s employment with the Employer, Executive, during Executive’s employment with the Employer and for a period of twelve (12) months immediately following the termination of Executive’s employment for any reason (the “Restrictive Period”), whether such termination occurs during the Employment Period or thereafter, shall not directly or indirectly do any of the following:
(i)    Either for Executive or any Financial Institution or Fintech Organization: (A) induce or attempt to induce any employee of the Employer or any of its Affiliates with whom Executive had significant contact to leave the employ of the Employer or any of its Affiliates; (B) in any way interfere with the relationship between the Employer or any of its Affiliates and any employee of the Employer or any of its Affiliates with whom Executive had significant contact; or (C) induce or attempt to induce any customer, supplier, licensee or business relation of the Employer or any of its Affiliates with whom Executive had significant contact to cease doing business with the Employer or any of its Affiliates or in any way interfere with the relationship between the Employer or any of its Affiliates and their respective customers, suppliers, licensees or business relations with whom Executive had significant contact; or
(ii)    Either for Executive or any Financial Institution or any Fintech Organization, solicit the business of any person or entity known to Executive to be a customer of the Employer or any of its Affiliates, where Executive had significant contact with such person or entity, with respect to products, activities or services that compete in whole or in part with the products, activities or services of the Employer or any of its Affiliates.
(d)    Remedies for Breach of Restrictive Covenant. Executive has reviewed the provisions of this Agreement with legal counsel or has been given adequate opportunity to seek such counsel, and Executive acknowledges that the covenants contained in this Section 7 are reasonable with respect to their duration, geographical area and scope. Executive further acknowledges that the restrictions contained in this Section 7 are reasonable and necessary for the protection of the legitimate business interests of the Employer, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to the Employer and such interests, and that such restrictions were a material inducement to the Employer to enter into this Agreement. In the event of any violation or threatened violation of these restrictions, the Employer, in addition to and not in limitation of, any other rights, remedies or damages available to the Employer under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by Executive and any and all persons directly or indirectly acting for or with Executive, as the case may be.
(e)    Other Agreements. In the event of the existence of any other agreement between the Parties that (a) is in effect during the Restrictive Period, and (b) contains restrictive covenants that conflict with any of the provisions of this Section 7, then the more restrictive of such provisions from such agreements shall control for the period during which such agreements would otherwise be in effect.
8.    Regulatory Suspension and Termination.
(a)    If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the affairs of the Employer by a notice served under Section 8(e)(3) (12 U.S.C. § 1818(e)(3)) or 8(g) (12 U.S.C. § 1818(g)) of the Federal Deposit Insurance Act, as amended (“FDIA”), the Employer’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer may in its discretion: (i) pay Executive all or part of the compensation withheld while the obligations herein were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.
(b)    If Executive is removed and/or permanently prohibited from participating in the conduct of the affairs of the Employer by an order issued under Section 8(e) (12 U.S.C. § 1818(e)) or 8(g) (12 U.S.C. § 1818(g)) of the FDIA, all obligations of the Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the Parties shall not be affected.
(c)    If the Employer is in default as defined in Section 3(x) (12 U.S.C. § 1813(x)(1)) of the FDIA, all obligations of the Employer under this Agreement shall terminate as of the date of default, but this subsection shall not affect any vested rights of the Parties.
(d)    All obligations of the Employer under this Agreement shall be terminated, except to the extent it is determined by the Federal Deposit Insurance Corporation (the “FDIC”) that continuation of the Agreement is necessary for the continued operation of the institution, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Employer under the authority contained in Section 13(c) (12 U.S.C. § 1823(c)) of the FDIA, or when the Employer is determined by the FDIC to be in an unsafe or unsound condition. Any rights of the Parties that have already vested, however, shall not be affected by such action.
(e)    Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) (12 U.S.C. § 1828(k)) of the FDIA.

9.    Notices. Notices and all other communications under this Agreement shall be in writing and shall be deemed given when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Employer:
Lincoln Bancorp
Attention: EVP, Chief People Officer
508 Main St.
Reinbeck, IA 50669
with a copy to the following counsel for Employer:
Andrew K. Strimaitis
Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 West Madison Street, Suite 3900
Chicago, IL 60606
andrew.strimaitis@bfkn.com
If to Executive: Executive’s last address on file with the Employer or to such other address as either Party may furnish to the other in writing, except that notices of changes of address shall be effective only upon receipt.
10.    Applicable Law; Arbitration; Attorneys’ Fees. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Iowa applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction. The Parties agree that any and all disputes arising out of the terms of this Agreement, Executive’s employment Employer, Executive’s service as an officer or director of the Employer, or Executive’s compensation and benefits, their interpretation, and any of the matters herein released, will be subject to binding arbitration in Des Moines, Iowa or other mutually convenient available location, before the Judicial Arbitration and Mediation Services, Inc., under the American Arbitration Association’s National Rules for the Resolution of Employment Disputes, supplemented by the Iowa Rules of Civil Procedure. The Parties agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement and any confidentiality agreement by and between Executive and the Company or Bank. Any such action or proceeding by either of the Parties for injunctive or provisional relief shall be brought only in the state courts in Polk County, Iowa or in the federal United States District Court for the Northern District of Iowa.
Should any Party institute any arbitration or seek injunctive or provisional relief from a court to enforce, interpret, or apply any provision of this Agreement, the Parties agree that each party will be responsible for their own costs and expenses. The arbitrator or judge shall base their determination of which party prevailed upon an assessment of which party’s arguments or positions could fairly be said to have prevailed over the other party’s arguments or positions on major disputed issues in the action, accounting for the possibility that in some circumstances it is appropriate to conclude that neither party prevailed. Such assessment should include evaluation of the following: the amount of the net recovery and/or value of the object of the action to the prevailing party; whether the prevailing party could have secured complete relief without also pursuing claims for equitable or declaratory relief; the primary issues disputed by the parties and the relative value or importance of resolving such issues to either the prevailing party or the non-prevailing party; whether the amount of the award comprises a significant percentage of the amount sought by the prevailing party where relief is sought in the form of damages; and the most recent settlement positions of the parties. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Iowa applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction.
11.    Entire Agreement. This Agreement constitutes the entire agreement, along with the Restricted Stock Agreement, between the Parties concerning the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral, except for any prior or concurrent confidentiality agreement by and between Executive and the Company or Bank. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect. The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and such scope may be judicially modified accordingly.
12.    Withholding of Taxes. The Employer may withhold from any benefits payable under this Agreement all federal, state, city and other taxes as may be required pursuant to any law, governmental regulation or ruling.
13.    No Assignment. Executive’s rights to receive benefits under this Agreement shall not be assignable or transferable whether by pledge, creation of a security interest or otherwise, other than a transfer by will or by the laws of descent or distribution. In the event of any attempted assignment or transfer contrary to this Section 13, the Employer shall have no liability to pay any amount so attempted to be assigned or transferred. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
14.    Successors. This Agreement shall be binding upon and inure to the benefit of the Employer, its successors and assigns.
15.    Amendment. This Agreement may not be amended or modified except by written agreement signed by the Parties.
16.    Code Section 409A.
(a)    This Agreement may be amended to the extent necessary (including retroactively) by the Employer to avoid the application of taxes or interest under Code Section 409A, while maintaining to the maximum extent practicable the original intent of this Agreement. If it is determined that any payments or benefits due hereunder upon Executive’s termination of employment are subject to Code Section

409A, no such payments or benefits shall be payable unless such termination constitutes a “separation from service” within the meaning of Code Section 409A. To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Code Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv). This Section 16 shall not be construed as a guarantee of any particular tax effect for Executive’s benefits under this Agreement and the Employer does not guarantee that any such benefits will satisfy the provisions of Code Section 409A or any other provision of the Code.
(b)    Notwithstanding any provision of this Agreement to the contrary, if Executive is determined to be a “specified employee” (as defined in Code Section 409A) as of the Termination Date, then the six (6)-month payment delay rule under Code Section 409A shall apply as set forth therein. All delayed payments shall be accumulated and paid in a lump-sum payment as of the first day of the seventh month following the Termination Date (or, if earlier, as of Executive’s death). Any portion of the benefits hereunder that were not otherwise due to be paid during the six (6)-month period following the Termination Date shall be paid to Executive in accordance with the payment schedule established herein.
17.    Definitions. As used in this Agreement, the terms defined in this Section 17 have the meanings set forth below.
(a)    “Agency” has the meaning set forth in Section 7(a)(iii).
(b)    “Agreement” has the meaning set forth in the Preamble.
(c)    “Affiliate” means each company, corporation, partnership, financial institution, or other entity that, directly or indirectly, is controlled by, controls, or is under common control with, the Employer, where “control” means (i) the ownership of fifty-one percent (51%) or more of the Voting Securities or other voting or equity interests of any corporation, partnership, joint venture or other business entity or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation, partnership, joint venture or other business entity.
(d)    “Annual Base Salary” has the meaning set forth in Section 3.
(e)    “Average Incentive Bonus” means the average of Incentive Bonuses determined for the immediately preceding three completed fiscal year performance periods of the Employer; provided, however, that if an Incentive Bonus has not yet been determined for a previously completed fiscal year performance period as of the Termination Date, then target Incentive Bonus shall be used with respect to such fiscal year for purposes of calculating the Average Incentive Bonus. For purposes of calculating the Average Incentive Bonus, fiscal years for which no bonus was determined to have been earned shall be included in the calculation of the three-year average; provided, however, if Executive is employed for fewer than three completed fiscal year performance periods, the Average Incentive Bonus will be based solely on performance for one or two such periods, as appropriate.

(f)    “Bank” has the meaning set forth in the Preamble.
(g)    “Base Compensation” means the amount equal to the sum of (i) the greater of Executive’s then-current Annual Base Salary or Executive’s Annual Base Salary and (ii) the Average Incentive Bonus.
(h)    “Board” means the board of directors of the Bank.
(i)    “COBRA” has the meaning set forth in Section 4(d).
(j)    “Code” means the Internal Revenue Code of 1986, as amended.
(k)    “Company” has the meaning set forth in the Preamble.
(l)    “Company Board” means the board of directors of the Company.
(m)    “Confidential Information” has the meaning set forth in Section 7(a)(i).
(n)    “Disability” means that (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) consecutive months under an accident or health plan covering employees of the Employer.
(o)    “Effective Date” has the meaning set forth in the Preamble.
(p)    “Employer” has the meaning set forth in the Preamble.
(q)    “Employment Period” has the meaning set forth in Section 1.
(r)    “Executive” has the meaning set forth in the Preamble.
(s)    “FDIA” has the meaning set forth in Section 8(a).
(t)    “FDIC” has the meaning set forth in Section 8(d).
(u)    “Financial Institution” means any person, firm, partnership, corporation or trust that owns, operates or is in the process of forming a bank, savings bank, savings and loan association, credit union or similar financial institution, or any unit, division or subsidiary of any of the foregoing, with an office located, or to be located at an address identified in a filing with any regulatory authority, within the Restrictive Area.

(v)    “Fintech Organization” means any person, firm, partnership, corporation or trust that is engaged in the business of, or is preparing to engage in, designing, implementing or delivering any technology that seeks to improve and automate the delivery and use of financial services, or any unit division or subsidiary of the foregoing, with an office located, or to be located at an address identified in any formation or organizing documentation, within the United States.
(w)    “Good Reason” means the occurrence of one (1) of the following events, unless Executive agrees in writing that such event shall not constitute Good Reason:
(i)    an adverse change in the nature, scope or status of Executive’s position, authorities or duties from those in effect in accordance with Section 1 immediately following the Effective Date; provided, however, that a diminution of Executive’s duties and responsibilities (including a change of Executive’s title) by virtue of the Employer becoming a subsidiary, affiliate, division or other similar operating entity of a larger financial institution shall not constitute Good Reason where Executive continues to have similar duties and responsibilities with respect to such subsidiary, affiliate, division or other similar operating entity, and such subsidiary, affiliate, division, or other similar operating entity is of similar size to the Employer;
(ii)    an involuntary material reduction of Executive’s compensation and benefits measured as of the Effective Date, or if applicable and greater, provided that such reduction is greater than ten percent (10%) of the value as of the Effective Date, as applicable, and is not part of an overall adjustment in benefits for all employees of the Employer;
(iii)    relocation of Executive’s primary place of employment by more than fifty (50) miles from Executive’s primary place of employment immediately following the Effective Date;
(iv)    a material breach by the Employer of this Agreement.
Notwithstanding any provision in this definition to the contrary, prior to Executive’s Termination for Good Reason, Executive must give the Employer written notice of the existence of any condition set forth in clause (i) – (v) immediately above within ninety (90) days of its initial existence and the Employer shall have thirty (30) days from the date of such notice in which to cure the condition giving rise to Good Reason, if curable. If, during such thirty (30)-day period, the Employer cures the condition giving rise to Good Reason, the condition shall not constitute Good Reason. Further notwithstanding any provision in this definition to the contrary, in order to constitute a Termination for Good Reason, such Termination must occur within twelve (12) months of the initial existence of the applicable condition.
(x)    “Incentive Bonus” has the meaning set forth in Section 3.
(y)    “Incumbent Board” means the members of the Company Board as of the Effective Date.
(z)    “Minimum Benefits” means, as applicable, the following:
(i)    Executive’s unpaid Annual Base Salary for the period ending on the Employment Period of the year the termination occurs; and

(ii)    Executive’s unpaid vacation time for the period ending on the Employment Period of the year the termination occurs; and
(iii)    Executive’s unpaid annual bonus for the period ending on the Employment Period of the year the termination occurs.
(aa)    “Parties” has the meaning set forth in the Preamble.
(bb)    “Release” means a general release and waiver as agreed upon by the Parties.
(cc)    “Restrictive Area” has the meaning set forth in Section 7(c); provided, however, that, upon the termination of Executive’s employment for any reason other than for Executive’s breach of the Restrictive Covenants, the Restrictive Area shall be redefined to only encompass a fifty (50)-mile radius from the location of each Bank branch and the Company’s headquarters, in each case, as of the Termination Date.
(dd)    “Restrictive Covenants” has the meaning set forth in Section 7.
(ee)    “Restrictive Period” has the meaning set forth in Section 7(c).
(ff)    “Severance Amount” means:
(i)    For any Termination that occurs during the Employment Period, an amount equal to one hundred percent (100%) of Executive’s Annual Base Salary as of the respective Termination Date; or
(gg)    “Termination” means the termination of Executive’s employment with the Employer following the Effective Date and prior to the end of the Employment period either:
(ii)    by the Employer other than a Termination for Cause (but excluding, for the avoidance of doubt, a termination as a result of Executive’s death or Disability); or
(iii)    by Executive for Good Reason.
(hh)    “Termination Date” means the date of termination of Executive’s employment with the Employer for any reason.
(ii)    “Termination for Cause” means only a termination of Executive’s employment with the Employer as a result of:
(i)    Executive’s willful and continuing failure, that is not remedied within twenty (20) days after receipt of written notice of such failure from the Employer, to perform Executive’s obligations hereunder;
(ii)    Executive’s conviction of, or the pleading of nolo contendere to, a crime of embezzlement or fraud or a felony under the laws of the United States or any state thereof;

(iii)    Executive’s breach of fiduciary responsibility;
(iv)    an act of dishonesty by Executive that is materially injurious to the Employer;
(v)    Executive’s material violation of any the Company’s or the Bank’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; or
(vi)    Executive’s willful unauthorized disclosure of Confidential Information.
Any determination of a Termination for Cause under this Agreement shall be made by resolution adopted by at least a two-thirds (2/3) vote of the Company Board at a meeting called and held for that purpose. Executive shall be provided with reasonable notice of such meeting and shall be given the opportunity to be heard, with the presence of counsel, prior to such vote being taken by the Company Board.
(jj)    “Voting Securities” means any securities that ordinarily possess the power to vote in the election of directors without the happening of any precondition or contingency.
(kk)    “Whistleblower Program” has the meaning set forth in Section 7(a)(iii).
18.    Survival. The provisions of Sections 5 through 18 shall survive the termination of this Agreement.
*    *    *    *
IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

LINCOLN BANCORP		Executive

By:	/s/ Sean Willet	/s/ Karen Barnes
(Signature)
Name:	Sean Willet	Karen Barnes
(Print)
Its:	President/CEO

LINCOLN SAVINGS BANK

By:	/s/ Jim Denholm

Name:	Jim Denholm

Its:	Chief People Officer